N-SAR Item 77Q(3) Exhibit
Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Core Bond Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		3,178,667	0.16		19,652,436	7.93
Class B		724,871		0.13		3,715,009	7.93
Class C		1,358,213	0.13		10,011,140	7.93
Class I		9,306,483	0.17		44,439,049	7.93
Class IS	257,090		0.16		1,443,752	7.93
Class R		445,466		0.15		2,664,897	7.93